Exhibit 99.13





         We are required by the rules of the United States Securities and Exchange Commission to furnish the following financial information to you along with the Stock Option Exchange Tender Offer Statement.

KODAK
[GRAPHIC         I.       AMENDMENT TO EASTMAN KODAK COMPANY
OMITTED]                  STOCK OPTION EXCHANGE PROGRAM TENDER OFFER STATEMENT,
                                   DATED JANUARY 28, 2002



February 7, 2002

TO:  Kodak Stock Option Exchange Program Participants

In this Amendment to the Eastman Kodak Company Stock Option Exchange Program Tender Offer Statement ("Offer to Exchange"), dated January 28, 2002, we are providing additional information for Eligible Employees, which they should consider with the Offer in deciding whether to tender their Current Options in the Offer. We are using capitalized terms in this Amendment with the same meaning as in the Offer to Exchange. Participation in the Offer is voluntary. Eligible Employees who wish to participate must tender their Current Options no later than February 22, 2002, unless Kodak extends the Offer. Eligible Employees who have elected to participate may exercise their withdrawal rights until the same date.

The following summary financial information is derived from Kodak's audited financial statements for the years ended December 31, 2000 and 1999 and from Kodak's unaudited financial statements for the nine months ended September 30, 2001. Eligible Employees should refer to the full financial statements and the notes to financial statements, which are incorporated in the Offer to Exchange.
Section 75, "Additional Information" explains how to find these documents at the Securities and Exchange Commission, including on their website at www.sec.gov. In addition, we will provide this information without charge to each person to whom a copy of this Amendment and the Offer to Exchange is delivered on written or oral request made to the addresses and telephone numbers set forth below.


SUMMARY FINANCIAL INFORMATION
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                              SEPT. 30,                      YEAR ENDED
                                 2001                       DECEMBER 31     ,
                              -----------           ----------------------------
                                                       2000               1999

Current assets                  $ 5,253            $  5,491             $ 5,444
Noncurrent assets                 8,657               8,721               8,926
Current liabilities               5,389               6,215               5,769
Noncurrent liabilities            5,206               4,569               4,689

Book value per share           $ 11.39


                                               NINE MONTHS ENDED                     YEAR ENDED
                                                    SEPTEMBER 30                      DECEMBER 31
                                               -------------------            ------------------------
                                                  2001        2000              2000             1999

Sales                                          $ 9,875      $10,434          $ 13,994           $14,089
Gross profit                                     3,537        4,403             5,975             6,102
Income from continuing operations
   before extraordinary items and
   cumulative effect of a change in
   accounting principle                            282        1,213             1,407             1,392
Net income                                     $   282      $ 1,213           $ 1,407           $ 1,392


Earnings per share from
   continuing operations - Basic               $     0.97   $     3.93        $     4.62        $     4.38
Earnings per share from
   continuing operations - Diluted             $     0.97   $     3.91        $     4.59        $     4.33

Net earnings per share - Basic                 $     0.97   $     3.93        $     4.62        $     4.38
Net earnings per share - Diluted               $     0.97   $     3.91        $     4.59        $     4.33


See full financial statements and notes to financial statements referred to above.

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M. EASTERN TIME (U.S.) ON FEBRUARY 22, 2002 UNLESS THE OFFER IS EXTENDED BY EASTMAN KODAK COMPANY

Any questions or requests for assistance or additional copies of any documents referred to in the Offer may be directed to:

Eastman Kodak Company                  Telephone: Inside Kodak, Knet 224-4503
Attention: Stock Option Exchange       Toll-Free (US & Canada), 1-866-854-7887
Hotline                                Long Distance, 1-585-724-4503
343 State Street
Rochester, NY 14650-1112 U.S.A.